Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Independence Realty Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share, reserved for issuance pursuant to the Independence Realty Trust, Inc. 2022 Long Term Incentive Plan	457(h)	9,280,610	‘(2)	$22.40	‘(3)	$207,885,664.00	$0.0000927	$19,271.00
	Total Offering Amounts						$207,885,664.00		$19,271.00
	Total Fee Offsets								—
	Net Fee Due								$19,271.00
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Independence Realty Trust, Inc. 2022 Long Term Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2) Represents (a) 8,000,000 shares of common stock, $0.01 par value per share, issuable pursuant to the 2022 Plan and (b) up to 1,280,610 shares of common stock underlying outstanding awards under Independence Realty Trust, Inc. 2016 Long Term Incentive Plan, as amended, that expire, terminate, are canceled or are forfeited for any reason after May 18, 2022.
(3)Estimated in accordance with Rule 457(h)(1) under the Securities Act solely for purposes of calculating the registration fee, based on the average of the high and low sales prices for the Registrant’s common stock as reported on the New York Stock Exchange on May 13, 2022.